                                                                    EXHIBIT 12.1

                        EYE CARE CENTER OF AMERICA, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                                                                     Thirteen   Thirteen    Thirteen
                                                                                                       Weeks      Weeks       Weeks
                                                               YEAR ENDED                              Ended      Ended       Ended
                       -------------------------------------------------------------------------------------------------------------
                                                                                           Pro Forma  Pro Forma
                       December 31,  December 31,  December 30,  December 28,  January 3,  January 3,  April 4,  March 29,  April 4,
                           1993         1994          1995          1996          1998       1998       1998       1997       1998
                       -------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)

Net earning (loss)     ($2,111)     ($15,615)     ($9,119)      $ 1,418       $ 5,215         49      1,945     $2,889      $3,882
Add: Income tax
 Provision               2,291            --           --           188           335         --         --        100          67
                       -------------------------------------------------------------------------------------------------------------
                           180       (15,615)      (9,119)        1,606         5,550         49      1,945      2,989       3,949
                       -------------------------------------------------------------------------------------------------------------
Fixed Charges
  Interest expense,
   net                   3,106         9,271        9,046        10,341        14,380     21,976      5,487      3,508       3,558
  Interest factor
   portion of rent
   expense               4,296         3,738        4,011         4,368         6,254      6,254      1,601      1,524       1,601
                        ------------------------------------------------------------------------------------------------------------
      Total fixed
       charges           7,402        13,009       13,057        14,709        20,634     28,230      7,088      5,032       5,159
                       -------------------------------------------------------------------------------------------------------------
Earnings (loss) before
  income taxes and
  fixed charges         $7,582      ($ 2,606)     $ 3,938       $16,315       $26,184     28,279      9,033     $8,021      $9,108
                       -------------------------------------------------------------------------------------------------------------

Ratio of earnings to
  fixed charges            1.0         (a)            0.3           1.1           1.3        1.0        1.3        1.6         1.8


(a) Earnings were insufficient to cover fixed charges by $15,615 for the fiscal ended December 31, 1994.
